Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-54465, 33-3307 and 33-61092 of Viad Corp on Form S-3 and Nos. 333-63397, 333-35231 and 333-99239 on Form S-8 of our report dated March 14, 2005, relating to the financial statements and financial statement schedule of Viad Corp (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142 described in Note 5), and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Viad Corp for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Phoenix, Arizona
March 14, 2005